OWNER:                         [JOHN DOE]
         [APPLICABLE FOR JOINT OWNER NON-QUALIFIED CONTRACTS ONLY, IF SO TITLED] JOINT OWNER:
ANNUITANT:                     [JOHN DOE]
         [APPLICABLE FOR NON-QUALIFIED CONTRACTS ONLY, IF SO TITLED]
         JOINT ANNUITANT:

CONTRACT NUMBER:               [00000]

CONTRACT DATE:                 [January 1, 2010]


          FLEXIBLE PREMIUM DEFERRED FIXED AND VARIABLE ANNUITY CONTRACT Processing Office: [AXA Equitable Life Insurance Company, P.O. Box 1547,
                         Secaucus, New Jersey 07096-1547
                            Telephone: (800)-789-7771
                             www.axa-equitable.com]

This is the entire Contract. This Contract is issued in return for the Contributions to be made to us under this Contract. This Contract becomes effective on the Contract Date. The Annuitant and the Owner must be living on the Contract Date.

In this Contract, "we", "our" and "us" mean AXA Equitable Life Insurance Company. "You" and "your" mean the Owner.

We will provide the benefits and other rights pursuant to the terms of this Contract.

TEN DAYS TO EXAMINE CONTRACT - Not later than ten days after you receive this Contract, you may return it to us. We will cancel it and refund any Contribution you made to us, plus or minus any investment gain or loss which applies to the Variable Investment Options from the date such Contribution was allocated to such Option to the date of cancellation.


AXA EQUITABLE LIFE INSURANCE COMPANY, A STOCK LIFE INSURANCE COMPANY.
Home Office address: [1290 Avenue of the Americas, New York, New York  10104]

/s/ Christopher M. Condron              /s/ Karen Field Hazin
--------------------------              ---------------------
[Christopher M. Condron                 Karen Field Hazin, Vice President
Chairman and Chief Executive Officer    Secretary and Associate General Counsel]

THE PORTION OF ANNUITY ACCOUNT VALUE HELD IN THE VARIABLE SEPARATE ACCOUNT MAY INCREASE OR DECREASE IN VALUE. THE AMOUNT OF THE ANNUITY BENEFIT WILL BE EQUAL TO THE SUM OF ANY FIXED ANNUITY BENEFIT AND ANY VARIABLE ANNUITY BENEFIT. THE AMOUNT OF ANY VARIABLE ANNUITY BENEFIT MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.



                                NON-PARTICIPATING


ICC10BASE2

This Contract consists of the cover page, the succeeding Contract pages, the Data Pages, an Endorsement containing provisions applicable to the federal income tax qualification of your Contract or the provisions specific to Non-Qualified Contracts, any other Endorsements, and the optional benefit Riders attached and listed in the Data Pages, which describe any optional benefits you elected. This is the entire Contract.

                                TABLE OF CONTENTS


                                                                         Page
                                                                         ----

DATA

Part I        -     DEFINITIONS                                             3
Part II       -     INVESTMENT OPTIONS                                      6
Part III      -     CONTRIBUTIONS AND ALLOCATIONS                          10
Part IV       -     TRANSFERS AMONG INVESTMENT OPTIONS                     11
Part V        -     WITHDRAWALS AND TERMINATION                            12
Part VI       -     PAYMENT UPON DEATH                                     13
Part VII      -     ANNUITY BENEFITS                                       15
Part VIII     -     CHARGES                                                18
Part IX       -     GENERAL PROVISIONS                                     21

TABLE OF GUARANTEED ANNUITY PAYMENTS                                       24





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                              PART I - DEFINITIONS


SECTION 1.01  ANNUITANT

"Annuitant" means the individual shown as such in the Data Pages, or any successor Annuitant.

SECTION 1.02   ANNUITY ACCOUNT VALUE

"Annuity Account Value" means the sum of the amounts held for you in the Investment Options.

SECTION 1.03  ANNUITY BENEFIT

"Annuity Benefit" means a benefit payable by us as described in Part VII.

SECTION 1.04  BUSINESS DAY

"Business Day" means generally any day on which the New York Stock Exchange is open for trading and generally ends at 4:00 pm Eastern Time or such other time as we state in writing to the Owner.

SECTION 1.05  CASH VALUE

"Cash Value" means an amount equal to the Annuity Account Value, less any charges that apply as described in Part VIII and any charges that may apply as described in any applicable Endorsement(s) or Rider(s).

SECTION 1.06  CODE

"Code" means the Internal Revenue Code of 1986, as amended at any time, or any corresponding provisions of prior or subsequent United States revenue laws. References to the "Code" in this Contract include references to applicable Federal income tax regulations.

SECTION 1.07  CONTRACT

"Contract" means this Contract including the Data Pages, an Endorsement containing provisions applicable to the federal income tax qualification of your Contract or the provisions specific to Non-Qualified Contracts, any other Endorsement(s), and the optional benefit Rider(s) attached hereto, which describe any optional benefits you elected. This is the entire Contract.


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SECTION 1.08  CONTRACT DATE

"Contract Date" means the earlier of: (a) the date on which the Owner is enrolled under the Contract according to our enrollment procedures, or (b) in conjunction with certain exchanges, the date of enrollment under a prior Contract. The Contract Date is shown in the Data Pages.

SECTION 1.09  CONTRACT DATE  ANNIVERSARY

A Contract Date Anniversary is the last day of the Contract Year unless otherwise stated in the Data Pages.

 SECTION 1.10  CONTRACT YEAR

"Contract Year" means the twelve-month period starting on (i) the Contract Date and (ii) the same date each subsequent year, unless we agree to another period.

SECTION 1.11  CONTRIBUTION

"Contribution"  means a payment made to us under the Contract.  See Section
3.01.

SECTION 1.12  EMPLOYER

"Employer" means, if applicable, an employer as defined in an Endorsement attached hereto.

SECTION 1.13  INVESTMENT FUND

"Investment Fund" means a trust or other investment company or a separate class (or series) of shares of a specified trust or investment company where each class (or series) represents a separate portfolio in the specified trust or investment company.

SECTION 1.14  INVESTMENT OPTION

"Investment Option" means the Guaranteed Interest Option, a Separate Account, or a Variable Investment Option of a Separate Account.

SECTION 1.15  MATURITY DATE

"Maturity Date" means the last "Annuity Commencement Date" on which the annuity payments described in Part VII are to commence. The Maturity Date is shown in the Data Pages and is based on the original Annuitant's date of birth.

SECTION 1.16  NON-NATURAL OWNER

 "Non-Natural Owner" means an Owner who is not an individual. Benefits thereunder, are determined by the age of the Annuitant. If there is an ownership change under a Contract owned by a Non-Natural Owner to an individual, the original Annuitant or Joint Annuitant, if applicable, continues to determine the benefits under the Contract.


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SECTION 1.17  OWNER

"Owner" means the person or entity shown as such on the cover page, in the Data Pages, or in any Endorsement and includes any successor owner.

SECTION 1.18  PLAN

"Plan" means a retirement savings plan adopted by an Employer that is intended to meet the requirements for qualification under either Section 401(a) of the Code or 403(b) of the Code.

SECTION 1.19  PRIOR CONTRACT

"Prior Contract" means another contract or certificate issued by us, or one of our affiliates, from which the Owner and we have agreed to transfer amounts to this Contract.

SECTION 1.20  PROCESSING DATE

"Processing Date" is each Contract Date Anniversary. If the Contract Date Anniversary is not a Business Day, then the Processing Date is the first Business Day thereafter.

SECTION 1.21  PROCESSING OFFICE

"Processing Office" means the AXA Equitable Processing office shown on the cover page of this Contract, or such other location we may state upon written notice to you.

SECTION 1.22  SEPARATE ACCOUNT

"Separate Account" means any of the Separate Accounts described or referred to in Sections 2.02 and 2.05 and the Data Pages of this Contract.

SECTION 1.23  TRANSACTION DATE

The Transaction Date is the Business Day we receive at the Processing Office a Contribution or a transaction request providing the information we need. Transaction requests must be in a form acceptable to us.

SECTION 1.24  VARIABLE INVESTMENT OPTION

"Variable Investment Option" means a separate account or a subdivision of a Separate Account available under this Contract. A Variable Investment Option may invest its assets in an Investment Fund.



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                          PART II - INVESTMENT OPTIONS


SECTION 2.01  GUARANTEED INTEREST OPTION

Any amount held in the Guaranteed Interest Option becomes part of the assets in our general account, which supports the guarantees of the Contract and other contracts.

The amount the Guaranteed Interest Option at any time is equal to:

       - all amounts that have been allocated or transferred to the Guaranteed Interest Option, plus

       -   the amount of any interest credited, less

       - all amounts that have been withdrawn (including charges) or transferred from such Option.

We will credit the amount held in the Guaranteed Interest Option with interest at effective rates that we set periodically. We will set an annual guaranteed interest rate that will remain in effect for a stated twelve-month period or a calendar year. We will also set a minimum guaranteed interest rate that will be effective for the duration of the Contract. The Data Pages show the initial rate(s) that apply.

We guarantee that any rate so set after your Contract Date will never be less than the lifetime minimum guaranteed interest rate shown in the Data Pages.

SECTION 2.02  SEPARATE ACCOUNT

We have established the Separate Account(s) and maintain such Account(s) in accordance with the laws of New York State. Income, realized and unrealized gains and losses from the assets of the Separate Account(s) are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in the Separate Account(s) to support this Contract and other variable annuity contracts and certificates. Assets may be placed in the Separate Account(s) for other purposes, but not to support contracts or policies other than variable annuities and variable life insurance.

The Data Pages set forth the Separate Account(s). A Separate Account may be subdivided into Variable Investment Options.

The assets of a Separate Account are our property. The portion of such assets equal to the reserves and other contract liabilities will not be chargeable with liabilities which arise out of any other business we conduct. We may transfer assets of a Separate Account in excess of the reserves and other liabilities with respect to such Account to another Separate Account or to our general account.



ICC10BASE2                                                                Page 6
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We may, at our discretion, invest Separate Account assets in any investment permitted by applicable law. We may rely conclusively on the opinion of counsel (including counsel in our employ) as to what investments we may make as law permits.

SECTION 2.03  SEPARATE ACCOUNT ACCUMULATION UNITS AND UNIT VALUES

The amount you have in a Variable Investment Option at any time is equal to the number of Accumulation Units you have in that Variable Investment Option multiplied by the Variable Investment Option's Accumulation Unit Value at that time. "Accumulation Unit" means a unit which is purchased in a Separate Account. "Accumulation Unit Value" means the dollar value of each Accumulation unit in a Separate Account on a given date. (If Variable Investment Options apply as described in Section 2.02, then the terms of this Section 2.03 apply separately to each Variable Investment Option, unless otherwise stated.)

Amounts allocated or transferred to a Separate Account are used to purchase Accumulation Units of that Account. Units are redeemed when amounts are deducted, transferred or withdrawn.

The number of Accumulation Units you have in a Separate Account at any time is equal to the number of Accumulation Units purchased minus the number of Units redeemed in that Account up to that time. The number of Accumulation Units purchased or redeemed in a transaction is equal to the dollar amount of the transaction divided by the Account's Accumulation Unit Value for that Transaction Date.

We determine Accumulation Unit Values for each Separate Account for each Valuation Period. A "Valuation Period" is each Business Day together with any consecutive preceding non-business days. For example, for each Monday which is a Business Day, the preceding Saturday and Sunday will be included to equal a three-day Valuation Period.

Unless the following paragraph applies, the Accumulation Unit Value for a Separate Account for any Valuation Period is equal to the Accumulation Unit Value for the immediately preceding Valuation Period multiplied by the ratio of values: "(i) " and "(ii) ". Value "(i) " is the value of the Separate Account at the close of business at the end of the current Valuation Period, before any amounts are allocated to or withdrawn from the Separate Account in that Period. Value "(ii)" is the value of the Separate Account at the close of business at the end of the preceding Valuation Period, after all allocations and withdrawals were made for that Period. For this purpose, "value of the Separate Account" means the market value or, where there is no readily available market, the fair value of the assets allocated to the Separate Account, as determined , by accepted accounting practices, and applicable laws and regulations.

To the extent the Separate Account invests in Investment Funds, and the assets of the Investment Funds are invested in a class or series of shares of a specified trust or investment company, the Accumulation Unit Value of a Variable Investment Option for any Valuation Period is equal to the Accumulation Unit Value for that Fund on the immediately preceding Valuation Period multiplied by the Net Investment Factor for that Fund for the current Valuation Period. The Net Investment Factor for a Valuation Period is (a) divided by (b) minus (c), where:


ICC10BASE2                                                                Page 7

          (a) is the value of the Variable Investment Option's shares of the related Investment Fund at the end of the Valuation Period (before taking into account any amounts allocated to or withdrawn from the Variable Investment Option for the Valuation Period and after deduction of investment advisory fees and direct operating expenses of the specified trust or investment company; for this purpose, we use the share value reported to us by the specified trust or investment company);

          (b) is the value of the Variable Investment Option's shares of the related Investment Fund at the end of the preceding Valuation Period (taking into account any amounts allocated or withdrawn for that Valuation Period);

          (c) is the Contract Fee (see Section 8.04) for the expenses and risks of the Contract, times the number of calendar days in the Valuation Period, plus any charge for taxes or amounts set aside as a reserve for taxes.

SECTION 2.04  AVAILABILITY OF INVESTMENT OPTIONS

Section 3.01 describes how Contributions are allocated among Investment Options based on your election among the available Variable Investment Options. Your election is subject to the following:

          (a) If the Contributions are made pursuant to the terms of a Plan, then Investment Options available may be subject to the terms of such Plan, as reported to us by the Owner.

          (b) The available Investment Options on the Contract Date are shown in the Data Pages. We have the right to add Investment Options, to limit the number of Investment Options which you may elect, and to limit or terminate new allocations to an Investment Option. We will not limit or terminate allocations to the Guaranteed Interest Option unless so provided in the Data Pages.

SECTION 2.05  CHANGES WITH RESPECT TO SEPARATE ACCOUNT

In addition to the rights reserved pursuant to subsection (b) of Section 2.04, and Sections 9.01 and 9.02, we have the right, subject to compliance with applicable law, including approval of Contract owners if required:

          (a) to add Variable Investment Options (or sub-funds of Variable Investment Options) to, or to remove Variable Investment Options (or sub-funds) from, the Separate Account, or to add other separate accounts;

          (b) to combine any two or more Variable Investment Options or sub-funds thereof;

          (c) to transfer the assets we determine to be the share of the class of contracts to which this Contract belongs from any Variable Investment Option to another Variable Investment Option;


ICC10BASE2                                                                Page 8

          (d) to operate the Separate Account or any Variable Investment Option as a management investment company under the Investment Company Act of 1940, in which case charges and expenses that otherwise would be assessed against an underlying mutual fund would be assessed against the Separate Account;

          (e) to operate the Separate Account or any Variable Investment Option as a unit investment trust under the Investment Company Act of 1940;

          (f) to deregister the Separate Account under the Investment Company Act of 1940;

          (g) to restrict or eliminate any voting rights as to the Separate Account;

          (h) to cause one or more Variable Investment Options to invest some or all of their assets in one or more other trusts or investment companies.

If the exercise of these rights results in a material change in the underlying investment of a Separate Account, you will be notified of such exercise, as required by law.

A Separate Account or Variable Investment Option which may be added by us as described above may be one with respect to which: (i) there may be periods during which Contributions may be restricted pursuant to the maturity terms of such Separate Account or Investment Fund, (ii) amounts therein may be automatically liquidated pursuant to the investment policy of the Separate Account, and (iii) investments therein may mature. We will have the right to reallocate amounts arising from liquidation or maturity according to your allocation instructions then in effect unless you specify other instructions with respect to such amounts. If no such allocation instructions have been made, the reallocation will be made to a designated Investment Option, or to the next established Separate Account or Investment Fund of the same type as described in this paragraph, if applicable, as specified in the Data Pages.

ICC10BASE2                                                               Page 9

                    PART III - CONTRIBUTIONS AND ALLOCATIONS


SECTION 3.01 CONTRIBUTIONS, ALLOCATIONS

You may allocate Contributions to, or transfer among the Investment Options available under this Contract. You need not allocate Contributions to each available Investment Option. You may change the allocation election at any time by sending us the proper form. Allocation percentages must be in whole numbers (no fractions) and must total 100%.

Each Contribution is allocated (after deduction of any charges that may apply) in accordance with the allocation election in effect on the Transaction Date. Contributions made to a Separate Account purchase Accumulation Units in that Account, using the Accumulation Unit Value for that Transaction Date.


SECTION 3.02   LIMITS ON CONTRIBUTIONS

We have the right not to accept any Contribution which is less than the minimum amount shown in the Data Pages. The Data Pages indicate other Contribution limitations and requirements which may apply. We also have the right, in addition to any such limitations and requirements, upon the advance notice to you shown in the Data Pages, to:

          (a) change such limitations and requirements to apply to Contributions made after the date of such change, and

          (b) discontinue acceptance of Contributions under this Contract with respect to all Contracts or with respect to all Contracts of the same class.

Any change in limitations or discontinuation of Contributions will be implemented to manage the financial risk to the Company in the event market and/or economic conditions decline.






ICC10BASE2                                                               Page 10

                  PART IV - TRANSFERS AMONG INVESTMENT OPTIONS


SECTION 4.01  TRANSFER REQUESTS

You may request to transfer all or part of the amount held in an Investment Option to one or more of the other Options. The request must be in a form we accept. All transfers will be made on the Transaction Date. Transfers are subject to the terms of Sections 2.04, 4.02 and our rules in effect at the time of transfer. With respect to a Separate Account, the transfers will be made at the Accumulation Unit Value for that Transaction Date.

SECTION 4.02  TRANSFER RULES

The transfer rules which apply are described in the Data Pages. A transfer request will not be accepted if it involves less than the minimum amount, if any, stated in the Data Pages (unless the Annuity Account Value is less than such amount). We have the right to change our transfer rules. Any change will be made upon advance notice to you.

Transfers to a Variable Investment Option will also be subject to the rules of the Investment Fund in which it invests, and in accordance with Sections 5.01,
8.03 and 8.04.








ICC10BASE2                                                               Page 11
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                      PART V - WITHDRAWALS AND TERMINATION


SECTION 5.01  WITHDRAWALS

Unless otherwise stated in the Data Pages, you may request, pursuant to our procedures then in effect, a withdrawal from the Investment Options before the Maturity Date. The request must be in a form we accept.

On the Transaction Date, we will pay the amount of the withdrawal requested or, if less, the Cash Value. The amount to be paid plus any Withdrawal Charge which applies (see Section 8.01) will be withdrawn on a pro-rata basis from the amounts held for you in the Investment Options, unless you elect otherwise and unless otherwise stated in the Data Pages.

We will not accept a withdrawal request if it involves less than the minimum amount, if any, stated in the Data Pages. Further conditions or restrictions may apply if stated in the Data Pages or in an Endorsement or Rider attached hereto.

We will withdraw any redemption fee or other charge that an Investment Fund requires us to deduct from your Account Value. Such amounts, less any applicable processing fee, will be remitted to the Investment Fund. The redemption fee will not exceed the maximum amount that an Investment Fund is permitted to charge under applicable law. Unless otherwise provided in the Data Pages such withdrawals will not be subject to the Withdrawal Charges described under
Section 8.01, but may cause Contract termination as provided in Section 5.02.

SECTION 5.02  CONTRACT TERMINATION

Payment of the Death Benefit terminates the Contract. In addition, we reserve the right to terminate this Contract if one or more of the following events occurs, unless otherwise specified in any Endorsement, Rider or Data Pages attached hereto:

(a) A withdrawal is made under Section 5.01 that would result in an Annuity Account Value of an amount less than the minimum amount stated in the Data Pages.

(b) If, before the Maturity Date, no Contributions are made during the last three completed Contract Years and the Annuity Account Value is less than the amount described in (a) above.

(c) If as a result of the deduction of a charge or fee, or you make a withdrawal that reduces the Annuity Account Value to zero.



ICC10BASE2                                                               Page 12
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                          PART VI - PAYMENT UPON DEATH


SECTION 6.01  BENEFICIARY

You give us the name of the beneficiary ("Beneficiary") who is to receive any death benefit ("Death Benefit") payable because of your death. You may change the Beneficiary during your lifetime and while coverage under the Contract is in force. Any such change must be made in writing. A change will take effect as of the date the written change is executed, whether or not you are living on the date of receipt at our Processing Office. However, we will not be liable as to any payments we make or actions we take before we receive any such change at our Processing Office.

You may name one or more persons to be primary Beneficiary and one or more other persons to be successor Beneficiary if the primary Beneficiary dies before the Owner. Unless you direct otherwise, if you have named two or more persons as Beneficiary, the Beneficiary will be the named person or persons who survive you and payments will be made to such persons in equal shares or to the survivor.

Any part of a Death Benefit for which there is no named Beneficiary living at your death will be payable in a single sum to the Owner's surviving spouse, if any; if there is no surviving spouse, then to the surviving children in equal shares; if there are no surviving children, then to your estate.

If the Contract is owned by a Non-Natural Owner, any applicable Death Benefit will be based on the death of the Annuitant or Joint Annuitant, if applicable. For purpose of this Section, "you" or "your" refer to the Annuitant when describing the Death Benefit under a Non-Natural Owner Contract.

SECTION 6.02  PAYMENT UPON DEATH

Upon receipt of due proof of your death before the Maturity Date, we will pay a Death Benefit to the Beneficiary named under Section 6.01. Payment is subject to the terms of Section 6.01 and any special rules which may apply as described in the Data Pages and any Endorsement or Rider attached hereto.

For the portion of the Death Benefit payable to a Beneficiary, the date on which we received the Beneficiary requirements is the "Payment Transaction Date". Payment of a Death Benefit will be made upon our receipt of the following "Beneficiary Requirements":

(i)    a properly completed written request;
(ii) due proof of death (as evidenced by a certified copy of the death certificate);
(iii) proof satisfactory to us that the person claiming the Death Benefit is the person entitled to receive it;
(iv)   tax information required by the Code; and
(v)    any other forms we require.


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Upon receipt of notification of your death, if we have not received the
Beneficiary Requirements described above, your Contract will continue to remain invested in the Investment Options and no transactions will be permitted.

Unless otherwise specified in an optional Rider or the Data Pages attached hereto, the Death Benefit is equal to the Annuity Account Value on the Payment Transaction Date.

If an optional Guaranteed Minimum Death Benefit Rider is elected, the provisions of such Rider supersede the previous paragraph. The Guaranteed Minimum Death Benefit is determined according to the terms and conditions of the Guaranteed Minimum Death Benefit Rider. However, if the Death Benefit described in the previous paragraph is greater than the benefit provided under an optional Guaranteed Minimum Death Benefit Rider, the Death Benefit will equal such greater amount.

SECTION 6.03  MANNER OF PAYMENT

The Death Benefit will be paid to the Beneficiary in a single sum unless you elect a different form of Death Benefit payout (such as a life annuity) and provided that we offer such at the time the Death Benefit is payable. The Beneficiary will have no right to change the election; however, (i) we will apply a predetermined Death Benefit annuity payout election only if payment of the Death Benefit begins within one year following the date of death; (ii) we will not apply a predetermined Death Benefit payout election if doing so would violate any Federal income tax rules or guidelines or any other applicable law. Subject to the foregoing, a Beneficiary who becomes a successor owner or who continues the Contract under a Beneficiary Continuation Option, if available, will not have the right to change your election.





ICC10BASE2                                                               Page 14
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                           PART VII - ANNUITY BENEFITS


SECTION 7.01  ELECTION OF ANNUITY BENEFITS

As of the Maturity Date the Annuity Account Value will be applied to provide for the Normal Form of Annuity Benefit (described below). However, you may instead elect (i) to have the Cash Value paid in a single sum that will not be less than the minimum benefits required by the applicable Interstate Insurance Product Regulation Commission Uniform Standard, (ii) to apply the Annuity Account Value or Cash Value, whichever applies pursuant to the first paragraph of Section 7.05, to provide an Annuity Benefit of any form offered by us or one of our affiliated life insurance companies, or (iii) to apply the Cash Value to provide any other form of benefit payment we offer. At the time an Annuity Benefit is purchased, we will issue a supplementary contract which reflects the Annuity Benefit terms. We will grant a paid-up annuity benefit that complies with the applicable Interstate Insurance Product Regulation Commission Uniform Standard.

We will provide notice and election forms to you not more than six months before the Maturity Date.

We will have the right to require you to furnish any information we need to provide an Annuity Benefit. We will be fully protected in relying on such information and need not inquire as to its accuracy or completeness.

SECTION 7.02   MATURITY DATE

The Maturity Date is the last Annuity Commencement Date and is shown in the Data Pages, but may be changed by us in conformance with applicable law. You may request commencement of your Annuity Benefit before the Maturity Date by written notice to our Processing Office no less than thirteen months or any other period specified in an endorsement attached to this Contract, following the Contract Date. Such request must be made in writing and must be received by our Processing Office at least [60] days prior to the Annuity Commencement Date you request.


SECTION 7.03   ANNUITY BENEFIT

Payments under an Annuity Benefit will be made monthly to you. If you are not the Annuitant, payments will be made to you, as the Owner. You may elect instead to have the Annuity Benefit paid at other intervals, such as every three months, six months, or twelve months, instead of monthly. or as otherwise stated in any Endorsement attached hereto. This election may be made at the time the Annuity Benefit form as described in Section 7.04 is elected. In that event, all references in this Contract to monthly payments, with respect to the Annuity Benefit to which the election applies, will be deemed to mean payments at the frequency elected.

SECTION 7.04  ANNUITY BENEFIT FORMS

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The "Normal Form" of Annuity Benefit is the Life-Period Certain Annuity Form
described below, unless another form of annuity is determined to be the Normal Form of Annuity pursuant to the terms of the Plan, if applicable, and/or the requirements of the Employee Retirement Income Security Act of 1974 (ERISA), as amended, or any other law that applies.


The Life-Period Certain Annuity is an annuity that is payable during the lifetime of the person upon whose life the payments depend, but with a maximum of 10 years of payments guaranteed (10 years certain period). That is, if the original payee dies before the certain period has ended, payments will continue to the Beneficiary named to receive such payments for the balance of the certain period.

We may offer other annuity forms as available from us or from one of our affiliated life insurance companies. Such a form may, for example, include the Joint and Survivor Life Annuity Form which provides monthly payments while either of two persons upon whose lives such payments depend is living. The monthly amount to be continued when only one of the persons is living will be equal to a percentage, as elected, of the monthly amount that was paid while both were living.

SECTION 7.05  AMOUNT OF ANNUITY BENEFITS

If you elect pursuant to Section 7.01 to have an Annuity Benefit paid in lieu of the Cash Value, then the amount applied to provide the Annuity Benefit will, unless otherwise stated in the Data Pages or required by applicable laws or regulations, be (i) the Annuity Account Value if the annuity form elected provides payments for a person's remaining lifetime or (ii) the Cash Value if the annuity form elected does not provide such lifetime payments.

The amount applied to provide an Annuity Benefit may be reduced by a charge for any taxes which apply on annuity purchase payments. If we have previously deducted charges for taxes from Contributions, we will not again deduct charges for the same taxes before an Annuity Benefit is provided. The balance will be used to purchase the Annuity Benefit on the basis of either (i) the Tables of Guaranteed Annuity Payments or (ii) our then current individual annuity rates, whichever rates would provide a larger benefit with respect to the payee.

The Annuity Benefit at the time of commencement will not be less than that which would be provided by the application of an amount to purchase any single consideration immediate annuity contract of the same form of annuity offered by us at the time to the same class of annuitants. The amount applied to provide a life contingent annuity payout option will be the Annuity Account Value.

SECTION 7.06   CONDITIONS FOR PAYMENT

We may require proof acceptable to us that the person on whose life a benefit payment is based is alive when each payment is due. We will require proof of the age of any such person on whose life an Annuity Benefit is based.

If a benefit was based on information that is later found not to be correct, such benefit will be adjusted on the basis of the correct information. The adjustment will be made in the number or


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amount of the benefit payments, or any amount used to provide the benefit, or any combination. Overpayments by us will be charged against future payments. Underpayments will be added to future payments. Our liability is limited to the correct information and the actual amounts used to provide the benefits.

If the age (or sex, if applicable as stated in the Tables of Guaranteed Annuity Payments) of any person upon whose life an Annuity Benefit depends has been misstated, any benefits will be those which would have been purchased at the correct age (or sex). Any overpayments or underpayments made by us will be charged or credited with interest at 6% or the then current Guaranteed Interest Rate; we will choose which rate will apply on a uniform basis for like Contracts. Such interest will be deducted from or added to future payments.

If we receive acceptable proof that (i) a payee entitled to receive any payment under the terms of this Contract is physically or mentally incompetent to receive such payment or a minor, (ii) another person or an institution is then maintaining or has custody of such payee, and (iii) no guardian, committee, or other representative of the estate of such payee has been appointed, we may make the payments to such other person or institution. In the case of a minor, the payments will not exceed $200, or such other amount as may be shown in the Data Pages. We will have no further liability with respect to the payments so made.

If the amount to be applied hereunder is less than the minimum amount stated in the Data Pages, we may pay the amount to the payee in a single sum instead of applying it under the annuity form elected.

SECTION 7.07  CHANGES

We have the right, upon advance notice to you, to change at any time after the fifth anniversary of the Contract Date and at intervals of not less than five years, the actuarial basis used in the Tables of Guaranteed Annuity Payments for new Contributions. The effective date that applies to each set of purchase rates will be indicated. However, no such change will apply to (a) any Annuity Benefit provided before the change or (b) Contributions made before such change which are applied to provide an Annuity Benefit.





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                               PART VIII - CHARGES

SECTION 8.01 WITHDRAWAL CHARGES

The amount of the Withdrawal Charge is stated in the Data Pages. We have the right to change the Charge shown in the Data Pages with respect to future Contributions, subject to any maximum stated in the Data Pages. We will give you notice of any change.

If specified in the Data Pages, a "Free Withdrawal Amount" will apply as follows:

      "Free Withdrawal Amount" means an amount equal to the percentage, stated in the Data Pages, of the Annuity Account Value, minus the total of all prior withdrawals (and associated Withdrawal Charges) made as described in
      Section 5.01 in the current Contract Year that may be withdrawn each Contract Year without incurring a Withdrawal Charge. We have the right to change the Free Withdrawal Amount, but it will always be a percentage between 5% and 30% if so provided in the Data Pages.

      If the amount of a withdrawal made under Part V is more than the Free Withdrawal Amount (defined above), we will (a) first withdraw from the Investment Options, on the basis described in Section 5.01, an amount equal to the Free Withdrawal Amount, and (b) then withdraw from the Investment Options an amount equal to the excess of the amount requested over the Free Withdrawal Amount, plus a Withdrawal Charge if one applies.

      For purposes of this Section, amounts withdrawn up to the Free Withdrawal Amount will not be deemed a withdrawal of any Contributions.

In addition, your years of participation under the Prior Contract or years since contributions were made under the Prior Contract, if applicable, may be included for purposes of determining the Withdrawal Charge, if so specified in the Data Pages.

If specified in the Data Pages we have the right to reduce or waive the Withdrawal Charge upon such events as stated in the Data Pages. Moreover, the Withdrawal Charge will be reduced if needed in order to comply with any standards under the Interstate Insurance Product Regulation Commission (ICC).

SECTION 8.02   ADMINISTRATIVE AND OTHER CHARGES DEDUCTED FROM ANNUITY ACCOUNT
               VALUE

As of each Processing Date, we will deduct Administrative Charges or other Charges related to the administration and/or distribution of this Contract from the Annuity Account Value. Such Charges are shown in the Data Pages.

If specified in the Data Pages, the Charges will be deducted in full or prorated for the Contract Year, or portion thereof, in which the Contract Date occurs or in which the Annuity Account Value is withdrawn or applied to provide an Annuity Benefit or Death Benefit. If so, the Charges will be deducted when withdrawn or so applied.


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The amount of any such Charge will in no event exceed any maximum amount shown in the Data Pages, subject to any maximum amount permitted under any applicable law.

We have the right to change the amount of the Charges with respect to future Contributions. We will give you advance notice of any such change.

SECTION 8.03   TRANSFER CHARGES

We have the right to impose a charge with respect to any transfer among Investment Options after the number of free transfers shown in the Data Pages. The amount of such charge will be set forth in a notice from us to you and will in no event exceed any maximum amount stated in the Data Pages.

SECTION 8.04   INVESTMENT FUND REDEMPTION FEE

We reserve the right to charge your Annuity Account Value for any redemption fee or other transfer charge imposed by an Investment Fund. Such amounts will be withdrawn from your Annuity Account Value as described in Section 5.01.

SECTION 8.05   CONTRACT FEE

The assets of the Variable Investment Options of the Separate Account will be subject to a daily asset charge. The Contract Fee is a daily separate account charge. and is for, operations, administration and distribution expenses and mortality and expense risk that we assume. The fee will be made pursuant to item
(c) of "Net Investment Factor" as defined in Section 2.03. Such fee will be applied after any deductions to provide for taxes. It will be at a rate not to exceed the maximum annual rate stated in the Data Pages. We have the right to charge less on a current basis; the actual fee to apply, for at least the first Contract Year, is also stated in the Data Pages.

We may charge a Variable Investment Option Facilitation Charge in order to make certain funds available as Variable Investment Options under this Contract. This charge, if applicable, is assessed daily based on the net asset value of the Variable Investment Options that we specify. The Variable Investment Option Facilitation Charge is equivalent to an annual rate of as shown in the Data Pages.

SECTION 8.06   CHARGE FOR TAXES

We reserve the right to deduct from the amount applied to provide an Annuity Benefit a charge that we determine which is designed to approximate certain taxes that may be imposed on us, including but not limited to premium taxes which may apply in your state. If the tax to which this charge relates is imposed on us at a time other than when amounts are applied to an Annuity

Benefit or if required by your state, we reserve the right to deduct this charge for taxes from Contributions. The balance will be used to purchase the Annuity Benefit on the basis of either (i) the Tables of Guaranteed Annuity Payments or
(ii) our then current annuity rates, whichever rates would provide a larger benefit with respect to the payee.


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SECTION 8.07  CHANGES

In addition to our right to reduce or waive charges as described in this Part VIII, we have the right, upon advance notice to you, to increase the amount of any charge stated in the Data Pages, subject to (a) any maximum amount provided in this Part VIII or the Data Pages and (b) with respect to Withdrawal Charges, Administrative or Other Charges deducted from the Annuity Account Value, the application of any increase only to Contributions made after the date of the change.












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                          PART IX - GENERAL PROVISIONS


SECTION 9.01  CONTRACT

This Contract is the entire Contract as defined in Part I between the parties. It will govern with respect to our rights and obligations.

This Contract may not be changed, nor may any of our rights or rules be waived, except in writing and by our authorized officer.

SECTION 9.02  STATUTORY COMPLIANCE

We have the right to change this Contract without the consent of any other person in order to comply with any laws and regulations that apply. Such right will include, but not be limited to, the right to conform this Contract to reflect requirements of the Code and Treasury regulations or published rulings of the Internal Revenue Service, the Employee Retirement Income Security Act of 1974 and regulations thereunder, and federal securities laws.

Any paid-up annuity, cash surrender value or death benefits available under this Contract are not less than the minimum benefits required by the applicable Interstate Insurance Product Regulation Commission Uniform Standards.

These benefits will be adjusted as follows:

a) increased by any amounts credited to this Contract by us;
b) decreased by any indebtedness to us; and
c) it will be reduced by any prior withdrawals from this Contract.

This Contract is approved under the authority of the Interstate Insurance Product Regulation Commission ("ICC") and issued under the Commission standards. Any provision of this Contract that on the provision's effective date is in conflict with ICC standards for this product type is hereby amended to conform to the ICC standards for this product type as of the provision's effective date.

SECTION 9.03  DEFERMENT

The use of proceeds to provide a payment of a Death Benefit and payment of any portion of the Annuity Account Value (less any Withdrawal Charge that applies) will be made within seven days after the Transaction Date of the request. Payments or proceeds from the Variable Investment Options can be deferred for any period during which (1) the New York Stock Exchange is closed or trading is restricted, (2) sales of securities or determination of the fair value of a Variable Investment Option's assets is not reasonably practicable because of an emergency, or (3) when the Securities and Exchange Commission has determined that a state of emergency exists that may make determination and payment impractical. We can defer payment or transfer of any portion of the Annuity Account Value in the Guaranteed Interest Option for up


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to six months while you are living, subject to any required written approval from the Insurance Supervisory Official in your jurisdiction. We will provide you with the specific date on which the transfer will be effective, the reason for the delay, and the value of the transfer as of the date we receive your request.

SECTION 9.04  REPORTS AND NOTICES

At least once each year until the Maturity Date, we will send you a report showing on the start and end dates for the current period for:

         (a) the amount of Contributions, withdrawals, charges and cost of any Riders to the Annuity Account Value;

         (b) the dollar amount in the Guaranteed Interest Option, including any interest credits;

         (c) the total number of Accumulation Units in each Separate Account or Variable Investment Option;

         (d)    the Accumulation Unit Values;

         (e) the dollar amount in each Separate Account or Variable Investment Option;

         (f)    the Cash Value; and

         (g)    the amount of the Death Benefit.

A report as described above or any written notice as described in any other Section will be satisfied by our mailing any such report or notice to your last known address as shown in our records. The information provided will be as of a date not more than four months prior to the date of mailing. We will make copies of the reports available to you upon request at no additional cost.

Notices sent to us will not be effective until received at the Processing Office. Your Contract Number should be included in all correspondence.

SECTION 9.05  CHANGE IN OWNER

Any changes in Owner designation, unless otherwise specified by the Owner, shall take effect on the date the notice of change is signed by the Owner, subject to any payments made or actions taken by us prior to receipt of this notice.

SECTION 9.06  ASSIGNMENTS AND TRANSFERABILITY

You may assign this Contract before the Maturity Date but we will not be bound by an assignment unless we have received it in writing at our Processing Office. The assignment shall take effect on the date the notice of assignment is signed subject to any payments made or actions

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taken by us prior to receipt of this notice. Your rights and those of any other person referred to in this Contract will be subject to the assignment. We assume no responsibility for the validity of an assignment or for any rights or obligations between you and the Assignee.

SECTION 9.07  PAYMENTS

All amounts payable by you must be paid by check drawn on a bank that is subject to regulation by the United States or an agency or instrumentality thereof or a State, and payable to us (in United States dollars) or by any other method acceptable to us.

We will pay all amounts hereunder by check (drawn on a United States bank in United States dollars) or, if so agreed by you and us, by wire transfer.

Any requirement for distribution or withdrawal of interest in the Contract shall be fully discharged by payment of the Death Benefit, Annuity Account Value or Cash Value, whichever is applicable, to the Owner or the Beneficiary, as the case may be and mailed to the address as shown in our records by United States mail unless we agree to transmit the funds to another person or in another form in accordance with the terms and conditions of the Contract.

SECTION 9.08  HOW TO COMMUNICATE WITH US

All transaction requests and other notices to us must be in writing in a form satisfactory to us, and delivered by U.S. mail to our Processing Office, except to the extent we agree, by advance written notification to you, to receive such requests or notices in another manner. We may choose to change a previously accepted manner of communication at our discretion. Transaction requests or other communications sent to us will not be effective until received at the Processing Office. Your Contract Number should be included in all correspondence.

SECTION 9.09  MISSTATEMENT OF AGE

If the age of any person upon whose life or age a benefit provided under an optional Benefit Rider, depends ("Covered Person") has been misstated, any such benefits will be that which would have been purchased on the basis of the correct age. If the Covered Person would not have been eligible for that Rider at the correct age, (i) the Rider will be rescinded; (ii) any charges that were deducted for the benefit will be refunded and applied to the Annuity Account Value of the Contract, and (iii) only the Death Benefit provided under Section
6.02 will apply.

SECTION 9.10  INCONTESTABILITY

This Contract will be incontestable from its date of issue.





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

                      TABLE OF GUARANTEED ANNUITY PAYMENTS


     AMOUNT OF ANNUITY BENEFIT PAYABLE MONTHLY ON THE LIFE ANNUITY FORM WITH
              TEN* YEARS CERTAIN PROVIDED BY APPLICATION OF $1,000.


           Monthly Income                           Monthly Income
Ages      Male      Female               Ages      Male      Female
----      ----      ------               ----      ----      ------
 60       2.97       2.74                 78       4.39      3.99
 61       3.03       2.78                 79       4.50      4.10
 62       3.08       2.83                 80       4.62      4.20
 63       3.14       2.88                 81       4.78      4.34
 64       3.21       2.94                 82       4.95      4.48
 65       3.27       2.99                 83       5.13      4.64
 66       3.34       3.05                 84       5.33      4.80
 67       3.41       3.11                 85       5.53      4.97
 68       3.48       3.17                 86       5.74      5.16
 69       3.56       3.24                 87       5.97      5.35
 70       3.64       3.31                 88       6.20      5.54
 71       3.72       3.38                 89       6.43      5.75
 72       3.81       3.46                 90       6.67      5.96
 73       3.90       3.54                 91       6.91      6.17
 74       3.99       3.62                 92       7.17.     6.40
 75       4.08       3.71                 93       7.44      6.64
 76       4.18       3.80                 94       7.74      6.89
 77       4.29       3.89                 95       8.05      7.16

* At age 80 and over the rates are adjusted so that the certain period does not exceed life expectancy. See Data Pages for Period Certain tables for ages 80 and older.

The amount of income provided under an Annuity Benefit payable on the Life Annuity Form with Ten Years Certain is based on 1.5% interest and mortality equal to 61% for males and 57% for females of the Annuity 2000 Mortality Table projected at 1.15% for males and 1.35% for females for a number of years equal to attained age minus 20, but not less than 30.

Amounts required for ages or for annuity forms not shown in the above Table or for other annuity forms will be calculated by us on the same actuarial basis.

If a variable annuity form is available from us and elected pursuant to Section 7.01, then the amounts required will be calculated by us based on the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G" and a modified two year age setback and on an Assumed Base Rate of Net Investment Return of 5.0%.


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